UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 22, 2025

Forge Global Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-39794	99-4383083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Embarcadero Center Floor 15 San Francisco, California (Address of principal executive offices)	94111 (Zip Code)
(415) 881-1612
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FRGE	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger (the “Merger Agreement”) by and among Forge Global Holdings, Inc. (the “Company”), The Charles Schwab Corporation (“Schwab”) and Ember-Falcon Merger Sub, Inc., certain employees of the Company (including Kelly Rodriques, the Company’s Chief Executive Officer, and James Nevin, the Company’s Chief Financial Officer) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Tax Provisions”). To mitigate the potential impact of the Tax Provisions on the Company and Messrs. Rodriques and Nevin, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Board of Directors of the Company (the “Board”), on December 22, 2025 and December 23, 2025, respectively, as contemplated by the terms of the Merger Agreement, approved the payment or settlement in December 2025 of certain earned incentive amounts that would otherwise have been payable in the ordinary course in the 2026 fiscal year.
For Mr. Rodriques, the Board approved acceleration of the vesting and settlement into December 2025 of performance-based restricted stock units awarded in 2025 and eligible to vest in the first quarter of the 2026 fiscal year based on achievement of certain stock price goals for the 2025 fiscal year as compared against the Russell 2000 Index, (the “Rodriques TSR RSUs”). The Rodriques TSR RSUs were earned based on actual performance (200% of the target award), resulting in the vesting and settlement of 36,800 Rodriques TSR RSUs.
For Mr. Nevin, the Compensation Committee approved (1) payment in December 2025 of $340,000, representing a portion of the annual cash bonus in respect of the 2025 fiscal year that would otherwise have been payable in the first quarter of the 2026 fiscal year, (2) acceleration of the vesting and settlement into December 2025 of 11,926 restricted stock units awarded in 2025 and eligible to vest in the ordinary course over the 2026 fiscal year, and (3) acceleration of the vesting and settlement into December 2025 of the performance-based restricted stock units awarded in 2025 and eligible to vest in the first quarter of the 2026 fiscal year based on achievement of certain stock price goals for the 2025 fiscal year as compared against the Russell 2000 (the “Nevin TSR RSUs”). The Nevin TSR RSUs were earned based on actual performance (100% of the target award), resulting in the vesting and settlement of 5,333 Nevin TSR RSUs.
In approving the accelerated vesting of equity awards, the Compensation Committee considered, among other things, the projected value of the compensation-related corporate income tax deductions that otherwise might be lost as a result of the effect of Section 280G and the benefits to the Company of reducing the potential tax burden on the impacted executives.
In connection with the accelerated vesting and payments described above, on December 23, 2025, the Company and each of Messrs. Rodriques and Nevin executed a 280G Mitigation Acknowledgement (a “280G Acknowledgement”) providing that the executive will repay to the Company the after-tax portion of the accelerated amounts described above if (1) the executive’s employment with the Company and its subsidiaries terminates prior to the date on which the applicable portion of such amounts would have vested and been paid to the executive and such termination of employment would have otherwise resulted in the forfeiture of such amount or (2) the Company determines that the amount of the accelerated payment was greater than it should have been on the basis of actual performance results.

The description of the 280G Acknowledgement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Section 280G Mitigation Acknowledgement, a copy of which is filed as Exhibit 10.1 herewith and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Form of Section 280G Mitigation Acknowledgement
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forge Global Holdings, Inc.

December 29, 2025		/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer